SURGERY CENTERS OF AMERICA, INC.
                              AFFILIATION AGREEMENT


     This Affiliation Agreement (the "Agreement") is made effective the 1 st day of July, 1999, by and between SURGERY CENTERS OF AMERICA, INC., an Oklahoma corporation ("SCOA") and BELLAIRE SURGICARE, INC., a Texas corporation ("Owner"), a wholly owned subsidiary of SurgiCare. Inc. a Delaware corporation.

                                    Recitals

     A. Owner owns and operates a multi-specialty ambulatory surgery center in Houston, Texas (the "Center"), and the Owner desires to retain certain services of SCOA to assist Owner in conducting the business and services of the Center.

     B. SCOA desires to provide such services upon the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   DEFINITIONS

1.1 Certain Defined Terms -As used in this Agreement, the following terms shall have the following meaning unless otherwise provided.

         "SCOA " -Surgery Centers of America, Inc. an Oklahoma corporation.
         --------

         "Owner" -Bellaire SurgiCare, Inc., a Texas corporation.
         --------

         "Center" -a multi-specialty ambulatory surgery center to be located at 6699 Chimney Rock, Houston, Harris County, Texas 77081.

                                     GENERAL

2.1      Appointment

                   The Owner hereby retains SCOA and SCOA hereby accepts such retention, to provide certain management-related materials and consulting services to Owner, to assist Owner in the course of the conduct of the business of the Center, all as hereinafter set forth.




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2.2      Term

                  The term of this Agreement shall be for of twelve (12) months from the date set forth on the first page hereof, and continue until termination by mutual consent of SCOA and the Owner, or until otherwise terminated as hereinafter set forth.

2.3      Termination

                  Notwithstanding the provisions of the foregoing Section 2.2, termination of this Agreement may occur pursuant to the following provisions:

2.3.1 Termination by PartyWithout Cause

 .
                  This Agreement may be terminated by either party without cause at any time after twelve months upon thirty (30) day prior written notice from the terminating party to the non-terminating party, such termination to take effect upon the expiration of such notice.

2.3.2     Termination for Cause

                  Either party to this Agreement may immediately  terminate this
Agreement for cause in the event of a material breach of the Agreement by the non-terminating party , which breach is not cured prior to expiration of a ten
(30) day written notice from the terminating party to the non-terminating party, identifying the alleged breach. Termination will become effective upon expiration of such notice, in the absence of cure by the non-terminating party. Provided, however, if such breach cannot be reasonably cured within such thirty
(30) day period, SCOA may in good faith commence performance to cure the breach within such thirty (30) day period and shall diligently proceed therewith to completion.

2.3.3 Termination by Bankruptcy

                  This Agreement shall expire and automatically terminate if either party shall file or have filed against it a petition in bankruptcy or any petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state, or other statute or law, or seeking or consenting to acquiescing in the appointment of any trustee, receiver, or liquidation of all or any substantial part of its properties and such filing remains unresolved or is not dismissed within ninety
(90) days.

                  SERVICES AND MATERIALS TO BE PROVIDED BY SCOA

3.1   General Services

                  In that Owner intends to operate Center in substantial conformity with the policies and procedures utilized by SCOA in the operation of SCOA's own ambulatory surgery centers, SCOA agrees to designate Center as a SCOA-affiliated center, and to include Center and Owner in any and all managed care contracts entered into by SCOA with third party payors, either by (a)
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including  Owner's  Center  in the  appendix  listing  centers  included  in the contracts negotiated with third party payors, or (b) naming Owner's Center as a SCOA affiliate in the text of the contract itself. Further SCOA agrees to name Owner's Center as an affiliate center in any and all agreements it has, or will enter into, with any group purchasing organizations. These designations of affiliation will remain in effect throughout the term of this Agreement.

3.2   Clinical Policies and Procedures

                   SCOA agrees to provide Owner with copies of all of its written clinical policies and procedures manuals, either in text form or via editable computer files, at Owner's option, and further SCOA agrees to provide Owner with any and all updates revisions, etc., to such policies and procedures in like form throughout the term of this Agreement. ,

3.3 Business Policies and Procedures

                   SCOA agrees to provide Owner with copies of all of its written business clinical policies and procedures manuals, either in text form or via editable computer files, at Owner's option, and further SCOA agrees to provide Owner with any and all updates revisions, etc., to such policies and procedures in like form throughout the term of this Agreement.

3.4.  Retention of Title

                  It is expressly understood and agreed that all systems, methods, manuals, procedures and controls provided by SCOA will be kept for the exclusive use by Owner for its Center. All right title and interest in these systems, methods, manuals, procedures and controls provided by SCOA shall remain the property of SCOA. SCOA agrees to leave systems, methods, manuals, procedures and controls in place for at least one hundred and twenty (120) days subsequent to the termination of this Agreement. Owner shall ultimately return to SCOA all such material including all manuals and copyrighted materials.

                                FEES FOR SERVICES

4.1------Fees for Materials and Services

                  In consideration for all materials and services provided by SCOA to Owner for its Center hereunder, Owner shall pay to SCOA a fee equal to two percent (2%) of the "net monthly collected revenues" from the Center's cash collections, with said monthly fees to be paid on the 15th day of each month following the month earned. For purposes of this section, "net monthly collected revenues" shall be defined as actual gross collections of Center deposited in its bank, received from its gross charges placed on the books, adjusted for all patient allowances, discounts, fixed fee write -downs and bad debts.

4.2   Proration

                   In the event that this Agreement is effective on a day other than the first day of the calendar month, the monthly fee payable hereunder shall be prorated for such month.


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4.2      Termination Payment

                  In the event of tern1ination of this Agreement, the final payment due SCOA hereunder shall be the payment due on the l5th day of the month next subsequent to completion of the last full calendar month of the tern1 of this Agreement.

                                 INDEMNIFICATION

5.1  Indemnification

                  In that Owner is responsible for management of its Center' and SCOA is not, engaged, nor is it responsible, hereunder to provide actual management services to the Center, Owner agrees to hold SCOA harmless, and fully indemnify SCOA, from all loss or harm arising out of or related to the, operations of the Center, from and after the effective date of this Agreement; however, this grant of indemnity shall not extend to any claim of Center which results from the failure of SCOA to provide materials under Sections 3.2 and 3.3 hereof which are in compliance with all laws applicable to the procedures and policies set forth in such materials.

                                  MISCELLANEOUS

6.1   Disclosure of Relationships

                   SCOA agrees to fully inforn1 the Owner if at any time during the term of this Agreement, SCOA, its Officers or Directors, have an ownership interest in any entity which provides goods or services to the Center.

6.2   Related Party Transactions

                   Subject to the disclosure requirements of Section 6.1, this Agreement shall not prohibit SCOA from dealing or contracting with related or affiliated entities in providing goods and/or services to the Center, provided, such goods and/or services are offered at the prevailing market rates to the Center .

6.3   Notices

                  All notices, requests, demands or other communications pursuant to this Agreement or contemplated hereby shall be in writing and shall be deemed to have been given when personally delivered or if mailed, by registered or certified US Mail, postage prepaid, return receipt requested upon such mailing to the parties at the addresses set forth below. Any party may change the address to which such notices are given by giving notice in the manner provided herein:




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Notice to the Owner shall be addressed as follows:

Bellaire SurgiCare, Inc.
6699 Chimney Rock Road
Houston, Texas 770801
Attn: David Blumfield, D PM, President

Notice to SCOA shall be addressed as follows: .

Surgery Centers of America, Inc. 1601 S. State Street
Edmond, OK 73013
Attn: Dr. Joe H. Huffmyer, President

6.4   Entire Agreement
                  This Agreement represents the entire agreement between the parties hereto and all prior understandings and agreements are hereby merged into this Agreement. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

6.5   Governing Law

                  This Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Texas. This Agreement is performable in Harris County, Texas.

6.6.   Binding Effect

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assigns.

6.7   Severability

                  If any of the provisions of this Agreement shall be construed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof and the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom to the same extent as if never herein but all provisions hereof shall remain in full force and effect.


6.8   Assignability

         This Agreement may not be assigned by either party hereto without the prior written consent of the other party .





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Attorneys' Fees

                   The  prevailing   party  in  an  action  arising  under  this
Agreement or as a result of its termination may recover reasonable attorneys' fees and costs from the non-prevailing party, to include arbitration.

         EXECUTED the 29th day of July, 1999, but effective the 1st day of July, 1999.


         "SCOA"                             SURGERY CENTERS OF AMERICA, INC.

ATTEST:

Rick Mason                                 By:  /s/ Joe H. Huffmyer
---------------------------                ------------------------------
Assistant Secretary                        Joe H. Huffmyer, President


         "OWNER"                            BELLAIRE SURGICARE, INC.

ATTEST:

By: Sharon Negler                           By: /s/ David Blumbield,
    -----------------------                     --------------------------------
         Secretary                              David Blumfield, DPM, President

         "OWNER"                            SURGICARE, INC.

ATTEST:

By: Sharon Negler                           By: /s  Michael Mineo
    -----------------------                     --------------------------------
         Secretary                                 Michael Mineo, Vice-President




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